SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            Schedule 14A Information
           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. 1)

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  |_|  Definitive proxy statement             permitted by Rule 14a-6(e)(2))
  |_|  Definitive additional materials
  |_|  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           Hudson Technologies, Inc.
                           -------------------------
                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                            HUDSON TECHNOLOGIES, INC.
                            275 North Middletown Road
                           Pearl River, New York 10965

                                                              September __, 2002

Dear Fellow Shareholders:

      You are cordially invited to attend the Annual Meeting of Shareholders which will be held on Monday, September 30, 2002, at 10:00 A.M. at the Pearl River Hilton, 500 Veterans Memorial Highway, Pearl River, New York 10965.

      The Notice of Annual Meeting and Proxy Statement which follow describe the business to be conducted at the meeting.

      Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, I urge you to complete, sign, date and return your proxy card in the envelope provided. If the address on the accompanying material is incorrect, please inform our Transfer Agent, Continental Stock Transfer & Trust Company, at 17 Battery Place, New York, New York 10004, in writing, of the correct address.

      Your vote is very important, and we will appreciate a prompt return of your signed proxy card. We hope to see you at the meeting.

                                   Cordially,


                                   Kevin J. Zugibe, P.E.
                                   Chairman of the Board, President
                                   and Chief Executive Officer

PRELIMINARY COPIES

                            HUDSON TECHNOLOGIES, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 30, 2002

To the Shareholders of HUDSON TECHNOLOGIES, INC.:

            NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hudson Technologies, Inc. (the "Company") will be held on Monday, September 30, 2002 at 10:00 A.M., at the Pearl River Hilton, 500 Veterans Memorial Highway, Pearl River, New York 10965, for the following purposes:

1. To elect a class of four directors who shall serve until the Annual Meeting of Shareholders to be held in 2004 or until their successors have been elected and qualified;

2. To consider and vote upon a proposal to authorize the Company to engage in a Bridge Financing transaction with lenders which is expected to include certain officers and directors of the Company;

3. To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to remove a provision from the designation of the Series A Preferred Stock relating to a proxy granted by the holders of Series A Preferred Stock in favor of certain officers of the Company;

4. To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to remove a provision from the designation of the Series A Preferred Stock that sets a floor below which the conversion price of the Series A Preferred Stock cannot be adjusted upon an event that would cause the conversion price to fall below the floor;

5. To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 20,000,000 shares to 50,000,000 shares; and

6. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

            Only shareholders of record at the close of business on August 1, 2002 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                      By Order of the Board of Directors


                                      Stephen P. Mandracchia
                                      Secretary

September __, 2002

IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING:

PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED FOR THAT PURPOSE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

PRELIMINARY COPIES

                                 PROXY STATEMENT

                            HUDSON TECHNOLOGIES, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 30, 2002

            This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hudson Technologies, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Monday, September 30, 2002, and including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

            Management intends to mail this proxy statement and the accompanying form of proxy to shareholders on or about September 5, 2002.

            Proxies in the accompanying form, duly executed, returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to such solicitation may be revoked by the shareholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

            The address and telephone number of the principal executive offices of the Company are:

                            275 North Middletown Road
                           Pearl River, New York 10965
                          Telephone No.: (914) 735-6000

                       OUTSTANDING STOCK AND VOTING RIGHTS

            Only shareholders of record at the close of business on August 1, 2002 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 5,165,020 shares of the Company's common stock, par value $.01 per share ("Common Stock") and 112,618 shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share ("Preferred A Stock"), the only classes of voting securities of the Company. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted to a vote at the Annual Meeting. The holders of the shares of Preferred A Stock vote together with holders of Common Stock as one class except that only holders of the Preferred A Stock are entitled to vote on the election of two directors to the Board appointed by them pursuant to the terms of the Company's Certificate of Designation relating to the Preferred A Stock (the "Series A Directors"). Mr. Robert L. Burr, whose term as director does not expire until 2003, is a Series A Director who has previously been elected by the holders of the Preferred A Stock. The holders of the Preferred A Stock have not yet nominated a second Series A Director for election to the Board. Each share of Preferred A Stock entitles the holder to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Preferred A Stock is then convertible (which, as of the Record Date, is approximately 42.10 shares of Common Stock for each share of Preferred A Stock, or an aggregate of 4,741,810 votes); provided, however, that each holder of Preferred A Stock has irrevocably constituted Kevin J. Zugibe and Stephen P. Mandracchia, and each of them, as such holder's proxy, with full power of substitution in each of them, in the name, place and stead of such holder, to vote at all meetings of the shareholders of the Company (other than with respect to matters requiring a separate class vote of holders of the Preferred A Stock) that number of voting shares of the Company of all classes held by such holder and its affiliates, in the aggregate, as shall exceed twenty-nine percent (29%) of the votes entitled to be cast by all shareholders of the Company. All of the outstanding Preferred A Stock is held by Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P., which are affiliated with each other through their general partner Fleming US Discovery Partners, L.P. (and its general partner Fleming US Discovery Partners LLC) (collectively, the "Fleming Funds"), and accordingly the Fleming Funds can vote up to an aggregate of 29% of the votes entitled to be cast by all shareholders of the Company.

                                VOTING PROCEDURES

            At the Annual Meeting, all directors will be elected by a plurality of the votes cast by the holders of Common Stock and Preferred A Stock, voting together as one class, in person or represented by proxy at the Annual Meeting, provided a quorum is present at the Annual Meeting. The proposal authorizing the Company to engage in the bridge financing transaction, with lenders which are expected to include certain officers and directors of the Company, will require the affirmative vote of a majority of the votes cast by the holders of Common Stock and Preferred A Stock voting together as one class, present in person or represented by proxy at the Annual Meeting, provided a quorum is present. Each of the other proposals to amend the Certificate of Incorporation including, (a) to remove the provision in the designation of the Preferred A Stock relating to the proxy granted by the holders of the Preferred A Stock, (b) to remove the provision in the designation of the Preferred A Stock relating to the floor on the conversion price (the "Conversion Price Floor") of the Preferred A Stock, and (c) to increase the number of authorized shares of Common Stock will require the affirmative vote of the majority of votes entitled to be cast by the holders of Common Stock and Preferred A Stock, voting together as one class, outstanding as of the Record Date. With respect to the proposed amendments described in items (a) and (b) above, in addition to the vote required for approval of each such amendment, NASDAQ may also require under its Marketplace Rule 4350, as a result of a transaction triggering the potential for a change of control (by virtue of the removal of the proxy) and the below market issuance exceeding 20% of the outstanding common stock (by virtue of the removal of the Conversion Price Floor), the affirmative vote of a majority of votes cast at the Annual Meeting by shareholders other than the holders of the Preferred A Stock (the "NASDAQ Votes"). All other matters to be acted upon at the Annual Meeting will be decided by the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock and Preferred A Stock, voting together as one class, present in person or represented by proxy at the Annual Meeting, provided a quorum is present. A quorum will be present at the Annual Meeting if the holders of a majority of the outstanding aggregate votes represented by holders of the Common Stock and Preferred A Stock as of the Record Date are present in person or represented by proxy. Votes will be counted and certified by one or more Inspectors of

Election who are expected to be employees of Continental Stock Transfer & Trust Company, the Company's transfer agent.

            In accordance with applicable law, abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum. Based upon the Company's understanding of the requirements of the law of the State of New York and the Certificate of Incorporation and By-laws, as amended (the "By-laws"), of the Company, "votes cast" at a meeting of shareholders by the holders of shares entitled to vote are determinative of the outcome of the matter to be voted on. Failures to vote, broker non-votes and abstentions will not be considered "votes cast."

            Proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies may be revoked as noted above.

            The holders of the Preferred A Stock and the officers of the Company holding the proxy from the holders of the Preferred A Stock which, in the aggregate, represent approximately 48% of the Common Stock and Preferred A Stock, voting together as a single class, outstanding as of the Record Date and eligible to vote at the Annual Meeting, have indicated their intention to vote in favor of the nominees for directors as well as each of the proposals set forth in this Proxy Statement. These votes, however, will not be counted by NASDAQ with respect to the shareholder approval required in connection with the NASDAQ Votes.

                              ELECTION OF DIRECTORS

            The Company's By-laws provide that the Board of Directors (the "Board") is divided into two classes. Each class is to have a term of two years (the term of each class expiring in successive years) and is to consist, as nearly as possible, of one-half of the number of directors constituting the entire Board. The By-laws provide that the number of directors shall be fixed by the Board of Directors but in any event, shall be no less than seven (7) (subject to decrease by a resolution adopted by the shareholders).

            At the Annual Meeting, a class of four directors will be elected for a two-year term expiring at the Annual Meeting of Shareholders to be held in 2004. Messrs. Kevin J. Zugibe, Dominic J. Monetta, Harry C. Schell and Robert M. Zech are the nominees for election to such positions. Messrs. Vincent P. Abbatecola, Robert L. Burr and Otto C. Morch will not stand for election at the Annual Meeting because their respective terms expire at the Annual Meeting of Shareholders to be held in 2003.

            The holders of the Preferred A Stock are entitled to nominate and vote exclusively for up to two directors to the Company's Board. To date, the holders of the Preferred A Stock have nominated and elected one director who is part of the class of directors whose term expires at the Company's annual meeting in 2003 and have not yet nominated a second director for election to the Board.

            Proxies will be voted for the nominees named below, unless authority is withheld. Should any nominee not be available for election, proxies will be voted for such substitute nominee as may be designated by the Board of Directors. Each of the nominees has indicated to the Board that he will be available.

            The following is information with respect to the nominees for election as directors at the Annual Meeting:

Name                   Age          Position
----                   ---          --------
                                    Chairman of the Board, Chief Executive
Kevin J. Zugibe        38           Officer and President
Dominic J. Monetta     60           Director
Harry C. Schell        67           Director
Robert M. Zech         36           Director

            Kevin J. Zugibe, P.E., a founder of the Company, has been Chairman of the Board and Chief Executive Officer of the Company since its inception in 1991 and was President of the Company from July 1999 until August 2001. Since May 1994, Mr. Zugibe has devoted his full business time to the Company's affairs. From May 1987 to May 1994, Mr. Zugibe was employed as a power engineer with Orange and Rockland Utilities, Inc., a major public utility, where he was responsible for all HVAC applications. Mr. Zugibe is a licensed professional engineer, and from December 1990 to May 1994, he was a member of Kevin J. Zugibe & Associates, a professional engineering firm. Kevin J. Zugibe is the brother-in-law of Stephen P. Mandracchia, the Vice President of Operations and Secretary of the Company.

            Dominic J. Monetta has been a director of the Company since April 1996. Since August 1993, he has been the President of Resource Alternatives, Inc., a corporate development firm concentrating on solving management and technological problems facing chief executive officers and their senior executives. From December 1991 to May 1993, Mr. Monetta served as Director of Defense Research and Engineering for the Research and Advanced Technology Office of the United States Department of Defense. From June 1989 to December 1991, he served as the Director of the Office of New Production Reactors of the United States Department of Energy.

            Harry C. Schell has been a director of the Company since August 1998. Mr. Schell is the former chairman and chief executive officer of BICC Cables Corporation, a company engaged in the manufacture of wire and cable products, and has served on the board of directors of the BICC Group (London), Phelps Dodge Industries, the National Electrical Manufacturers Association, and the United Way of Rockland (New York).

            Robert M. Zech has been a Director of the Company since June 1999. Mr. Zech has been a Partner of Windcrest Discovery Capital Partners, LLC, an investment management firm, from its inception in February 2002. From April 1996 to October 2001, Mr. Zech was employed by J.P. Morgan Chase & Co., where he was a Partner of Fleming US Discovery Partners, L.P., the general partner of Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. From 1994 to 1996, Mr. Zech was an Associate with Cramer Rosenthal McGlynn, Inc., an investment management firm. Previously Mr. Zech served as an Associate with Wolfensohn & Co., a mergers & acquisitions advisory firm, and was a Financial Analyst at leveraged buyout sponsor Merrill Lynch Capital Partners, Inc.

            The following is information with respect to the directors whose terms of office expire at the Annual Meeting to be held in 2003:

Name                                     Age           Position
----                                     ---           --------
Vincent P. Abbatecola                    55            Director
Robert L. Burr                           51            Director
Otto C. Morch                            68            Director

            Vincent P. Abbatecola has been a director of the Company since June 1994. Mr. Abbatecola is the owner and General Manager of Abbey Ice & Spring Water Company, Spring Valley, New York, a leading ice and bottled water company in the New York metropolitan area where he has been employed since May 1971. Mr. Abbatecola serves as a member of the Board and is a past Chairman of Mid Atlantic Ice Association, an industry trade association and past Chairman of the National Packaged Ice Association and past chairman of the Food Safety Committee of the National Packaged Ice Association. He also serves as Vice Chairman, Board of Governors of the Rockland County Health Center; member, St. Thomas Aquinas College President's Council; Member, Rockland Business Association Board of Directors; Member, Nyack Hospital Corporation and Member, Union State Bank Chairman's Council.

            Robert L. Burr has been a director of the Company since August 1999. Mr. Burr has been a Partner of Windcrest Discovery Capital Partners, LLC, an investment management firm, from its inception in February 2002 and has a consulting agreement with J.P. Morgan Partners, under which he is the lead partner of Fleming US Discovery Partners, L.P., a private equity sponsor affiliated with J.P. Morgan Chase & Co. Fleming US Discovery Partners, L.P. is the general partner of Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. From July 1995 to October 2001, Mr. Burr was employed by J.P. Morgan Chase & Co. From 1992 to 1995, Mr. Burr was head of Private Equity at Kidder, Peabody & Co., Inc. Prior to that time, Mr. Burr served as the Managing General Partner of Morgan Stanley Ventures and General Partner of Morgan Stanley Venture Capital Fund I, L.P., and was a corporate lending officer with Citibank, N.A. Mr. Burr received an MBA from Columbia University and a BA from Stanford University. Mr. Burr serves on the Board of Directors of Displaytech, Inc. and Impax Laboratories, Inc.

            Otto C. Morch has been a director of the Company since March 1996. Mr. Morch was Senior Vice President, Commercial Banking, at Provident Savings Bank, F.A., for more than five years until his retirement in December 1997.

            During the fiscal year ended December 31, 2001 ("Fiscal 2001"), the Board held eight (8) meetings. Each of the current directors attended at least 75% of the total number of meetings of the Board and any Committee of the Board on which he served which was held during the period he served as a director during such year.

Committees of the Board of Directors

            The Company has established a Compensation /Stock Option Committee of the Board of Directors, which is responsible for recommending the compensation of the Company's executive officers and for the administration of the Company's Stock Option Plans. The members of such Committee are Messrs. Abbatecola, Burr, Morch and Zech. The Compensation/Stock Option Committee held 4 meetings during Fiscal 2001. The Company also has an Audit Committee of the Board of Directors, which supervises the audit and financial procedures of the Company. The members of the Audit Committee are Messrs. Abbatecola, Morch and Monetta. Each member of the Audit Committee is an "independent director" within the meaning of Nasdaq Marketplace Rule 4200. The Audit Committee held 3 meetings during Fiscal 2001. The Audit Committee has adopted a written charter, a copy of which was attached as Appendix A to the Company's Definitive Proxy Statement filed with the Securities and Exchange Commission on July 27, 2001. The Company also has an Executive Committee of the Board of Directors, which is authorized to exercise the powers of the Board of Directors in the general supervision and control of the business affairs of the Company during the intervals between meetings of the board. The members of the Executive Committee are Messrs. Burr, Schell and Zugibe. The Company's Occupational, Safety And Environmental Protection Committee, which is responsible for satisfying the Board that the Company's Environmental, Health and Safety policies, plans and procedures are adequate. The members of the Occupational, Safety and Environmental Protection Committee are Messrs. Monetta and Zugibe.

Audit Committee Report

            In December 2001, the Audit Committee met with management to review and discuss the audit and the procedures and timing of the audit. In April 2002, the Audit Committee met with management to review and discuss the audited financial statements. The Audit Committee also conducted discussions with the Company's independent auditors, BDO Seidman, LLP, regarding the matters required by the Statement on Auditing Standards No. 61. As required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees," the Audit Committee has discussed with and received the required written disclosures and confirming letter from BDO Seidman, LLP regarding its independence and has discussed with BDO Seidman, LLP its independence. Based upon the review and discussions referred to above, the Audit Committee ratified its prior recommendation to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001.

            The Audit Committee-

            Vincent Abbatecola, Otto Morch and Dominic Monetta.

Executive Officers

            In addition to Kevin J. Zugibe, Messrs. Brian Coleman, Neil B. Gafarian and Stephen P. Mandracchia serve as executive officers of the Company. Executive officers are elected annually and serve at the pleasure of the Board. The following is information with respect to such executive officers:

            Brian F. Coleman, 40, has been President and Chief Operating Officer of the Company since August 21, 2001 and has been Chief Financial Officer of the Company since May 1997. From June 1987 to May 1997, Mr. Coleman was employed by, and since July 1995, was a partner of, BDO Seidman, LLP, the Company's independent auditors.

            Neil B. Gafarian, 55, has been Vice President of Sales and Marketing since February 2002. Mr. Gafarian is responsible for all sales and marketing activities for the Company. From 1993 through 2001, Mr. Gafarian was employed at Invensys, and from 1999 through 2001 served as Director of Sales and Marketing, first for the Energy Services Group and then for the Facilities Solutions Group.

            Stephen P. Mandracchia, 42, has been Vice President of Operations for the Company since March 2002, and has been Secretary of the Company since April 1995. He served as Vice President of the Company since 1993, and as Executive Vice President from 1997 to March 2002. Mr. Mandracchia is responsible for operations and human resources for the Company. Mr. Mandracchia was a member of the law firm of Martin, Vandewalle, Donohue, Mandracchia & McGahan, a Great Neck, New York law firm until December 31, 1995 (having been affiliated with such firm since August 1983). Mr. Mandracchia is the brother-in-law of Kevin J. Zugibe.

Section 16(a) Compliance

            Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership ("Reporting Persons") with the Securities and Exchange Commission (the "SEC"). Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

            Based solely on the Company's review of the copies of such forms received by the Company, the Company believes that during the year ended December 31, 2001 all filing requirements applicable to its officers, directors, and greater than 10 percent beneficial shareholders were complied with except that Mr. Thomas P. Zugibe did not timely file a Form 4 for five transactions in July 2001.

                             EXECUTIVE COMPENSATION

            The following table discloses for the years indicated, the compensation for the Company's Chief Executive Officer, and each other executive officers that earned over $100,000 during the fiscal year ended December 31, 2001 (the "Named Executives").

                           Summary Compensation Table

                                                                                                          Long Term
                                                                                                          Compensation
                                                                         Annual Compensation(1)           Awards
                                                                         ----------------------           ------------
                                                                                                          Securities
                                                                                                          Underlying
                                                                                                          Options
                                                                                                          ------------
            Name                           Position            Year         Salary             Bonus
            ----                           --------            ----         ------             -----
Kevin J. Zugibe                 Chairman of the Board,         2001         $ 76,366            --         170,000 shares
                                President, Chief Executive     2000         $ 80,981            --         140,000 shares
                                Officer                        1999         $136,279            --           1,000 shares

Brian F. Coleman                President, Chief Operating     2001         $138,799            --         100,000 shares
                                Officer and Chief Financial    2000         $151,047            --          37,500 shares
                                Officer                        1999         $138,124            --           1,000 shares

Thomas P. Zugibe                Executive Vice President(2)    2001         $122,800            --          20,000 shares
                                                               2000         $110,338            --         102,500 shares
                                                               1999         $104,800            --           1,000 shares

Stephen P. Mandracchia          Executive Vice President and   2001         $123,800            --          15,000 shares
                                Secretary(3)                   2000         $113,415            --          77,500 shares
                                                               1999         $108,124            --           1,000 shares

----------
(1) The value of personal benefits furnished to the Named Executives during 1999, 2000 and 2001 did not exceed 10% of their respective annual compensation.

(2) Commencing in March 2002 Mr. Zugibe's new position with the Company is Director of Technical, Legal and Regulatory Compliance.

(3) Commencing in March 2002, Mr. Mandracchia's new position with the Company is Vice President of Operations and Secretary.

The Company granted options, which except as otherwise set forth below, vest upon the date of grant to the Named Executives during the fiscal year ended December 31, 2001, as shown in the following table:

             Summary of Stock Options Granted to Executive Officers


                                                                      % of Total
                                                       Number of        Options
                                                       Securities      Granted to
                                                       Underlying     Employees in      Exercise         Expiration
Name                        Position                 Options Granted   Fiscal Year    Price ($/sh)          Date
----                        --------                 ---------------   -----------    ------------          ----
Kevin J. Zugibe             Chairman and Chief            60,000           13%            $2.38           02/07/2006
                            Executive Officer             45,000           10%            $2.38           10/23/2006
                                                          50,000(1)        11%            $2.55           12/13/2006
                                                          15,000           3%             $2.55           12/13/2006

Brian F. Coleman            President, Chief              80,000           18%            $2.55           12/13/2006
                            Operating Officer and         20,000(2)        4%             $2.55           12/13/2006
                            Chief Financial
                            Officer

Thomas P. Zugibe            Executive Vice                20,000           4%             $2.55           12/13/2006
                            President(3)

Stephen P. Mandracchia      Executive Vice                15,000(4)        3%             $2.55           12/13/2006
                            President and
                            Secretary(4)

-------------
(1) Options vest over a three year period at the rate of 4,167 per quarter, commencing with the first quarter of 2002.

(2) Options vest over a three year period at the rate of 1,667 per quarter, commencing with the first quarter of 2002.

(3) Commencing in March 2002 Mr. Zugibe's new position with the Company is Director of Technical, Legal and Regulatory Compliance.

(4) Commencing in March 2002 Mr. Mandracchia's new position with the Company is Vice President of Operations and Secretary. Options vest over a three year period at the rate of 1,250 per quarter, commencing with the first quarter of 2002.

                    Aggregated Fiscal Year End Option Values

            The following table sets forth information concerning the value of unexercised stock options held by the Named Executives at December 31, 2001. Except as otherwise indicated, no options were exercised by the Named Executives during the fiscal year ended December 31, 2001.

                                                               Number of Securities Underlying
                                      Shares        Value          Unexercised Options At        Value of In-the-money Options At(1)
Name and Position                    Acquired      Realized           December 31, 2001                   December 31, 2001
-----------------                    --------      --------    -------------------------------   -----------------------------------
                                                              Exercisable  Unexercisable           Exercisable         Unexercisable
                                                              -----------  -------------           -----------         -------------
Kevin J. Zugibe                           --            --      314,500        94,500                $94,077             $33,252
Chairman and Chief Executive
Officer

Brian F. Coleman, President,              --            --      144,715        60,785                $39,327             $ 5,380
Chief Operating Officer and
Chief Financial Officer

Thomas P. Zugibe, Executive               --            --      168,500        20,000                $45,612             $ 5,380
Vice President(2)

Stephen P. Mandracchia,(3)             2,200        $4,850      141,300        15,000                $33,953             $ 4,035
Executive Vice President and
Secretary

--------
(1) Year-end values of unexercised in-the-money options represent the positive spread between the exercise price of such options and the year-end market value of the Common Stock of $2.82.

(2) Commencing in March 2002 Mr. Zugibe's new position with the Company is Director of Technical, Legal and Regulatory Compliance.

(3) Commencing in March 2002 Mr. Mandracchia's new position with the Company is Vice President of Operations and Secretary.

Employment Agreement

            The Company has entered into a two-year employment agreement with Kevin J. Zugibe, which expires in May 2003 and is automatically renewable for successive two-year terms. Pursuant to the agreement, effective February 1, 2002 Mr. Zugibe is receiving an annual base salary of $134,000 with such increases and bonuses as the Board may determine. The Board of Directors and Mr. Zugibe have agreed to reduce the cash compensation and issue additional stock options to Mr. Zugibe in satisfaction of his annual base salary. The Company is the beneficiary of a "key-man" insurance policy on the life of Mr. Zugibe in the amount of $1,000,000.

Stock Option Plan

1994 Stock Option Plan

            The Company has adopted an Employee Stock Option Plan (the "Plan") effective October 31, 1994 pursuant to which 725,000 shares of Common Stock are currently reserved for issuance upon the exercise of options designated as either (i) options intended to constitute incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) nonqualified options. ISOs may be granted under the Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company. Stock appreciation rights may also be issued in tandem with stock options.

            The Plan is intended to qualify under Rule 16b-3 under the Exchange Act and is administered by a committee of the Board of Directors, which currently consists of Messrs. Abbatecola, Burr, Morch and Schell. The committee, within the limitations of the Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the exercise price per share and the manner of exercise and the time, manner and form of payment upon exercise of an option. Unless sooner terminated, the Plan will expire on December 31, 2004.

            ISOs granted under the Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company) may not exceed $100,000. Non-qualified options granted under the Plan may not be granted at a price less than 85% of the market value of the Common Stock on the date of grant. Options granted under the Plan will expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding 10% or more of the voting stock of the Company). All options granted under the Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution. In general, upon termination by of employment of an optionee, all options granted to such person which are not exercisable on the date of such termination immediately terminate, and any options that are exercisable terminate 90 days following termination of employment.

            As of December 31, 2001, options to purchase 618,906 shares of Common Stock were issued under the Plan. During 2000, the Company granted options to purchase 40,000 shares to each of Kevin J. Zugibe, Stephen P. Mandracchia and Thomas P. Zugibe. Such options fully vested on August 3, 2000. During 2001, the Company granted options to purchase shares to Kevin J. Zugibe, 50,000 shares; Brian F. Coleman, 20,000 shares; Stephen P. Mandracchia, 15,000 shares; and Thomas P. Zugibe, 20,000 shares, all of which are exercisable at $2.55 per share. Such options vest quarterly in equal amounts over three years, commencing with the first quarter of 2002. In addition, during 2001, the Company also granted options to purchase 15,000 shares to Kevin J. Zugibe exercisable at $2.55 per share, all of which vested and are fully exercisable as of December 13, 2001. During 2001, the Company also granted options to purchase 80,000 shares to Brian F. Coleman exercisable at $2.55 per share, all of which vested as of December 13, 2001, and which became exercisable as follows: 39,215 on December 13, 2001, 39,215 on December 13, 2002 and 1,570 on
December 13, 2003. In addition, during 2001, the Company also granted options to certain employees to purchase 20,000 shares exercisable at $2.55 per share. Such options vest quarterly in equal amounts over three years, commencing with the first quarter of 2002.

1997 Stock Option Plan

            The Company has adopted the 1997 Stock Option Plan (the "1997 Plan"), pursuant to which 2,000,000 shares of Common Stock are currently reserved for issuance upon the exercise of options designated as either (i) options intended to constitute ISOs under the Code, or (ii) nonqualified options. ISOs may be granted under the 1997 Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company. Stock appreciation rights may also be issued in tandem with stock options.

            The 1997 Plan is intended to qualify under Rule 16b-3 under the Exchange Act and is administered by a committee of the Board of Directors, which currently consists of Messrs. Abbatecola, Burr, Morch and Schell. The committee, within the limitations of the 1997 Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the exercise price per share and the manner of exercise and the time, manner and form of payment upon exercise of an option. Unless sooner terminated, the 1997 Plan will expire on June 11, 2007.

            ISOs granted under the 1997 Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company) may not exceed $100,000. Non-qualified options granted under the 1997 Plan may not be granted at a price less than the par value of the Common Stock on the date of grant. Options granted under the 1997 Plan will expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding 10% or more of the voting stock of the Company). All options granted under the 1997 Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution. In general, upon termination of employment of an optionee, all options granted to such person which are not exercisable on the date of such termination immediately terminate, and any options that are exercisable terminate 90 days following termination of employment.

            As of December 31, 2001, the Company had granted options to purchase 1,405,716 shares of Common Stock under the 1997 Plan. During 1998, the Company granted non-qualified options to purchase 40,000, 25,000, and 25,000 shares at an exercise price of $3.00 per share to Kevin J. Zugibe, Stephen P. Mandracchia and Thomas P. Zugibe, respectively. Such options vested on August 31, 1998. In addition during 1998, the Company also granted options to purchase 420,666 shares to certain officers, directors and employees, exercisable at prices ranging from $2.50 to $4.375 per share. During 1999, the Company granted options to purchase 1,000, 1,000 and 1,000 shares at an exercise price of $2.00 per share to Kevin J. Zugibe, Stephen P. Mandracchia and Thomas P. Zugibe, respectively. Such options vested and are fully exercisable as of November 3, 2000; November 3, 1999 and November 3, 1999, respectively. In addition, during 1999, the Company also granted options to purchase 153,500 shares to certain officers, directors and employees, exercisable at prices ranging from $1.781 to $2.63 per share. During 2000, the Company granted options to purchase 100,000 shares at an exercise price of $2.375 per share to Kevin J. Zugibe, which options vest at a rate of 50% upon issuance and 50% on the first anniversary date, and which become exercisable as follows: 14,500 on August 4, 2000, 27,500 on November 3, 2000, 14,500 on August 4, 2001, 27,000 on November 3, 2001,
14,500 on August 4, 2002 and 2,000 on November 2, 2002. During 2000, the Company granted options to purchase 37,500 and 62,500 shares at an exercise price of $2.375 per share to Stephen P. Mandracchia and Thomas P. Zugibe, respectively. Such options vest at a rate of 50% upon issuance and 50% on the first anniversary date. In addition, during 2000, the Company also granted options to purchase 269,250 shares to certain officers, directors and employees, exercisable at prices ranging from $2.375 to $2.78 per share. During 2001, the Company granted options to purchase 105,000 shares at an exercise price of $2.375 per share to Kevin J. Zugibe, which options vested and were fully exercisable as of February 7, 2001, as to 60,000 shares, and as of October 23, 2001 as to 45,000 shares. In addition, during 2001, the company granted options to purchase 131,0000 shares to certain directors and employees with exercise prices ranging from $2.375 to $3.08 per share. Such options vested and were fully exercisable as of the date of issuance.

Compensation of Directors

            Non-employee directors receive an annual fee of $3,000 and receive reimbursement for out-of-pocket expenses incurred, and an attendance fee of $500 and $250, respectively, for attendance at meetings of the Board of Directors and Board committee meetings. In addition, commencing in August 1998, non-employee directors receive 5,000 nonqualified stock options per year of service under the Company's Stock Option Plan.

            In addition to the standard annual director's remuneration, Mr. Schell receives an additional $20,000 and an additional 5,000 stock options for serving as a director and a consultant to the Company. The additional stock options are issued with an exercise price equal to that of the other directors' option grants.

            To date, the Company has granted to Harry C. Schell nonqualified options to purchase 40,000 shares of Common Stock at exercise prices ranging from $2,38 to $3.00 per share. Such options vested and are fully exercisable as of December 31, 2001. The Company has also granted to each of Dominic J. Monetta, Otto Morch and Vincent Abbatecola, nonqualified options to purchase 20,000 shares of Common Stock at exercise prices ranging from $2,38 to $3.00 per share. Such options vested and are fully exercisable as of December 31, 2001. In addition, in connection with the appointment of two of their nominees as members of the Board of Directors, the Company has granted to Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. nonqualified options to purchase 25,854 and

4,146 shares of common stock at an exercise price of $2.38 per share. All such options issued to the directors are vested and fully exercisable at December 31, 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth information as of the Record Date based on the information obtained from the persons named below, with respect to the beneficial ownership of Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) the Named Executives, (iii) each director of the Company, and (iv) all current directors and executive officers of the Company as a group:

                                                                                          Percentage of
                                                     Amount and Nature of                 Common Shares
Name and Address of Beneficial Owner(1)              Beneficial Ownership(2)              Beneficially Owned
------------------------------------                 --------------------                 ------------------
Kevin J. Zugibe                                             552,228   (3)                 10.1%
Thomas P. Zugibe                                            402,295   (4)                 7.5%
Stephen P. Mandracchia                                      380,128   (5)                 7.2%
Brian F. Coleman                                            147,715   (6)                 2.8%
Vincent P. Abbatecola                                        25,000   (7)                 *
Robert L. Burr                                                    0  (11)                 *
Dominic J. Monetta                                           30,000   (7)                 *
Otto C. Morch                                                20,600   (7)                 *
Harry C. Schell                                              69,000   (8)                 1.3%*
Robert M. Zech                                                    0                       *
DuPont Chemical and Energy
   Operations, Inc.                                         500,000   (9)                 9.7%
Fleming Funds                                             4,771,810  (10)                 48.0%
All directors and executive officers as a group
   (10 persons)                                           1,664,701  (12)                 27.4%

*     Less than 1%

----------
(1) Unless otherwise indicated, the address of each of the persons listed above is the address of the Company, 275 North Middletown Road, Pearl River, New York 10965.

(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the Record Date. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not held by any other person) and which are exercisable within 60 days from Record Date have been exercised. The percentage of beneficial ownership is calculated based upon the number of shares of Common Stock outstanding as of the Record Date, exclusive of shares of Common Stock underlying issuable upon conversion of outstanding shares of Preferred A Stock. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(3) Includes an aggregate of 314,500 shares of Common Stock underlying currently exercisable options at exercise prices ranging from $2.00 to $4.47 per share. Does not give effect to any voting rights held by Mr. Zugibe as a result of the proxy granted by the holders of the Preferred A Stock pursuant to the provision in the designation of the Preferred A Stock.

(4) Includes an aggregate of 170,167 shares of Common Stock underlying currently exercisable options at exercise prices ranging from $2.00 to $4.47 per share.

(5) Includes an aggregate of 141,300 shares of Common Stock underlying currently exercisable options at exercise prices ranging from $2.375 to $4.47 per share. Does not give effect to any voting rights held by Mr. Mandracchia as a result of the proxy granted by the holders of the Preferred A Stock pursuant to the provision in the designation of the Preferred A Stock.

(6) Includes an aggregate of 144,715 shares of Common Stock underlying currently exerciseable options at exercise prices ranging from $2.375 to $4.06 per share. Does not include an aggregate of 40,785 shares of Common Stock underlying options which are not currently exercisable.

(7) Includes an aggregate of 20,000 shares of Common Stock underlying currently exerciseable options at exercise prices ranging from $2.375 to $3.08 per share.

(8) Includes an aggregate of 40,000 shares of Common Stock underlying currently exercisable options at exercise prices ranging from $2.375 to $3.08 per share.

(9) According to a Schedule 13D filed with the Securities and Exchange Commission, DuPont Chemical and Energy Operations, Inc. ("DCEO") and E.I. DuPont de Nemours and Company claim shared voting and dispositive power over the shares. DCEO's address is DuPont Building, Room 8045, 1007 Market Street, Wilmington, DE 19898.

(10) Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P., and their general partner, Fleming US Discovery Partners, L.P. and its general partner, Fleming US Discovery Partners LLC, collectively referred to as ("Fleming Funds") are affiliates. The beneficial ownership of the Fleming Funds assumes the conversion of Preferred A Stock owned by the Fleming Funds (which constitutes all of the outstanding Preferred A Stock) to Common Stock at a conversion rate of $2.375 per share. The holders of shares of Preferred A Stock vote together with the holders of the Common Stock based upon the number of shares of common stock into which the Preferred A Stock is then convertible. The Fleming Funds have provided to the Chief Executive Officer and Secretary of the Company a Proxy to vote that number of voting shares held by the Fleming Funds which exceed 29% of the then voting shares. Also includes an aggregate of 30,000 shares of Common Stock underlying currently exercisable options at exercise prices ranging from $2.375 to $3.08 per share. The address of all the Fleming Funds is c/o JP Morgan Partners, 1221 Avenue of the Americas, 40th Floor, New York, New York 10020, except for the Fleming US Discovery Offshore Fund III, L.P. whose address is c/o Bank of Bermuda LTD., 6 Front Street, Hamilton HM11 Bermuda.

(11) Mr. Burr is a Series A Director appointed by the Fleming Funds. His share ownership excludes all shares of Common Stock beneficially owned by the Fleming Funds.

(12) Includes an aggregate of 908,417 shares of Common Stock underlying exercisable options. Does not include (i) an aggregate of 40,785 shares of Common Stock underlying options which are not currently exercisable, and (ii) 4,742,652 shares of Common Stock issuable upon conversion of Preferred A Stock beneficially owned by the Fleming Funds.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            In the regular course of its business, the Company purchases refrigerants from and sells refrigerants to DuPont and performs recovery, reclamation, RefrigerantSide(TM) Services and other services. During the years ended December 31, 2001 and 2000, the Company had sales to DuPont in the amount of $1,124,000 and $976,000, respectively.

            On February 6, 2001, the Company completed the sale of 30,000 shares of its Preferred A Stock, with a liquidation value of $100 per share, to Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P. The gross proceeds from the sale of the Preferred A Stock were $3,000,000. The Preferred A Stock converts to Common Stock at a rate of $2.375 per share, which was 23% above the closing market price of Common Stock on February 15, 2001. Mr. Burr, a director of the Company, has a consulting agreement with JP Morgan Partners under which he is the lead partner of Fleming US Discovery Partners, L.P., a private equity sponsor affiliated with JP Morgan Chase & Co. Fleming US Discovery Partners, L.P. is the general partner of Fleming US Discovery Fund III, L.P. and Fleming US Discovery Offshore Fund III, L.P.

                                   PROPOSAL I

         TO AUTHORIZE THE COMPANY TO ENGAGE IN A BRIDGE FINANCING WITH
           LENDERS WHICH ARE EXPECTED TO INCLUDE CERTAIN OFFICERS AND
                            DIRECTORS OF THE COMPANY

General

      The Board of Directors of the Company has adopted a resolution, and submits to shareholders for approval, a proposal authorizing the Company to enter into a debt financing transaction (the "Bridge Financing") with several lenders which are expected to include certain officers and directors of the Company as well as the Fleming Funds, principal shareholders of the Company.

Description of the Bridge Financing

            The Company intends to raise approximately $1.15 million in the Bridge Financing. The Company, however, may complete the Bridge Financing if at least $750,000 is received and may increase the Bridge Financing to up to $2.0 million. The Company will issue to the lenders 10% Convertible Subordinated Promissory Notes (the "Notes") each having a term of two years from issuance, bearing interest at the annual rate of 10%, which interest will be payable quarterly in arrears. The holder of a Note will have the option to defer quarterly interest payments until the maturity date of the Note or convert such deferred interest into shares of the Company's Common Stock, as described more fully below. The Notes will be secured by all of the assets of the Company which security interest, however, will be subordinate to an existing first priority lien held by The CIT Group/Business Credit, Inc. on substantially all of the assets of the Company as well as liens held by certain third-party purchase money lenders on specific assets of the Company. The Company shall have the right to prepay all or a portion of the principal amount of the Notes, together with any accrued and unpaid interest thereon, at any time during their term and prior to maturity upon twenty (20) days prior written notice to the Lender or Lenders subject to the prepayment.

            The Notes will be convertible at the option of the holders for all or a portion of the principal amount of the Notes then outstanding and/or accrued and unpaid interest thereon, into shares of the Company's Common Stock. The initial conversion rate of the Notes will be equal to the average of the closing prices of the Company's Common Stock as reported on the NASDAQ SmallCap Market for the five business days prior to the closing date of the Bridge Financing (the "Conversion Rate"). The Conversion Rate will be subject to subsequent adjustment as a result of the issuance by the Company of Common Stock or warrants, rights to purchase (other than options granted by the Company under shareholder approved stock option plans and shares issuable upon exercise thereof or upon exercise of options or warrants or conversion of notes of the Company outstanding immediately prior to the closing of the Bridge Financing) or other exercisable, exchangeable or convertible debt or equity securities (each an "Additional Issuance") at a consideration per share which is less than the Conversion Rate then in effect. In such a case the Conversion Rate will be adjusted to equal the consideration per share received by the Company for the securities issued in the Additional Issuance. In addition, the Conversion Rate will be subject to an appropriate adjustment in the event of the following: (a) upon a subdivision, combination or reclassification by the Company of its common stock;
(b) upon the payment of dividends in shares of common stock, or (c) upon the consolidation or merger of the Company with or into another corporation whereby the Company is the surviving entity, or upon the sale or distribution of substantially all of the Company's assets.

            In addition, as consideration for their participation in the Bridge Financing, the Company will issue to the holders of the Notes on the earlier of
(a) the first anniversary of the closing date of the Bridge Financing, or (b) the consummation by the Company of an equity financing for aggregate consideration of not less than $2,000,000, common stock purchase warrants ("Warrants") to purchase an aggregate number of shares of Common Stock equal to 10% of the number of shares of Common Stock into which the Notes are convertible at the date of the closing of the Bridge Financing. Each Warrant will be exercisable to purchase one share of common stock for a period of five years from issuance at an exercise price (the "Exercise Price") equal to 110% of the lesser of (i) the fair market value of the Common Stock of the Company as of the closing date of the Bridge Financing, (ii) the fair market value of the Common Stock of the Company as of the date of issuance, or (iii) the Conversion Rate of the Notes on the date of issuance of the Warrants. With respect to items (i) and
(ii) above, the fair market value of the Common Stock will be based upon the average of the Closing Price of the Common Stock as reported on NASDAQ (or such other exchange or national securities market on which the Common Stock is then listed) for the five business days prior to such respective date. The Exercise Price of the Warrants will be subject to anti-dilution adjustment after issuance of the warrants, on terms substantially similar to the anti-dilution adjustment of the Conversion Rate of the Notes.

Purpose of Bridge Financing

            As a result of current market conditions, revenues from the Company's operations are not currently sufficient to support its operating activities and, as such, the Company is in need of additional financing prior to the end of 2002 in order to support its continuing operations. Management has investigated potential sources of debt or equity financings and concluded that either such financings are not currently available to the Company, or with respect to those financings that are available, the proposed terms of such financings are not commercially reasonable to the Company. As a result, the Company has determined to pursue the Bridge Financing with several lenders which are expected to include certain of the Company's officers and directors as well as the Fleming Funds, principal shareholders of the Company.

Consent of Holders of Preferred A Stock

            The Fleming Funds hold an aggregate of 112,618 Preferred A Stock, constituting all of the Company's issued and outstanding Preferred A Stock as of the Record Date. The Preferred A Stock is convertible into an aggregate of 4,741,810 shares of the Company's Common Stock or approximately 48% of all of the issued and outstanding Common Stock of the Company after conversion of the Preferred A Stock (assuming no other conversion or exchange of outstanding securities of the Company) as of the Record Date, at the current conversion price, as set forth in the designation of the Preferred A Stock, of $2.375 (the "Conversion Price"). Because the Preferred A Stock votes together with the Common Stock of the Company as one class (except for the election of two directors, for which only the Preferred

A Stock have the right to vote), the Fleming Funds would otherwise have the ability to provide for approximately 48% of the vote on matters brought before the shareholders of the Company, thereby enabling the Fleming Funds to significantly influence the ultimate shareholder determinations on matters presented for a vote.

            Pursuant to stock purchase agreements, as amended, in accordance with which the Fleming Funds acquired the Preferred A Stock (the "Fleming Purchase Agreements"), the Company is restricted, without the prior written consent of the Fleming Funds, from issuing or selling securities, including securities such as the Notes and Warrants to be included in the Bridge Financing, which are convertible or exchangeable into shares of Common Stock for a consideration per share that is less than the Conversion Price of the Preferred A Stock then in effect immediately prior to such proposed issuance or sale of securities. Based on the market price of the Company's Common Stock on the Record Date, the Conversion Rate of Notes to be issued in the Bridge Financing would be approximately $1.882 per share of Common Stock, which is below the current Conversion Price of the Preferred A Stock ($2.375). Consequently, the Company would not be able to engage in the Bridge Financing without the prior written consent of the Fleming Funds.

            The Fleming Funds have agreed to consent to the Bridge Financing. As consideration for, among other things, their consent to the Bridge Financing, the Company has determined, at the request of the Fleming Funds, to amend: (i)
Section 4(a) of Paragraph (5) of the Company's Certificate of Incorporation to remove the provision for a Proxy (defined below in Proposal II) granted by the holders of Preferred A Stock in favor of the Hudson Officers (defined below in Proposal II); and (ii) Section 5(d)(ii) of Paragraph 5 of the Company's Certificate of Incorporation to remove the provision relating to a Conversion Price Floor with respect to the conversion price of the Preferred A Stock. The removal of the Proxy would allow for the Fleming Funds to vote all of the Common Stock into which the Preferred A Stock are then convertible, subject to the Disparate Voting Limitation (defined below in Proposal III), at all meetings of shareholders of the Company and the removal of the Conversion Price Floor would allow for the conversion price of the Preferred A Stock to be adjusted to equal the consideration per share at any price received by the Company in an Additional Issuance, and a corresponding increase in the number of shares of Common Stock into which the Preferred A Stock is convertible.

Necessity for Shareholder Approval

            Because the Company's Common Stock is listed on the NASDAQ SmallCap Market, the Company is subject to NASDAQ Marketplace Rules. NASDAQ Marketplace Rule 4350(i)(1)(D)(ii) requires that a company listed on NASDAQ obtain shareholder approval in connection with a transaction (other than a public offering) involving the potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of its common stock or 20% or more of its voting power outstanding before the issuance for less than the greater of book or market value of the stock as of the date of the transaction.

            The Notes to be issued by the Company in the Bridge Financing will be convertible into shares of the Company's common stock at any time from issuance until maturity at the Conversion Rate, subject to adjustment in certain circumstances, including in the event of an Additional Issuance by the Company at a consideration per share below the then effective

Conversion Rate. The Warrants to be issued by the Company as a result of the Bridge Financing will, when issued, be exercisable for shares of the Company's Common Stock at any time from their issuance until their termination at the then applicable Exercise Price which will be subject to adjustment on terms substantially similar to the adjustment of the Conversion Rate of the Notes. Any Additional Issuance at a consideration per share below the then effective Conversion Rate will act to immediately reduce the Conversion Rate of the Notes then in effect to equal the amount of per share consideration received by the Company in connection with such Additional Issuance. Since the Conversion Rate of the Notes and the applicable Exercise Price of the Warrants will initially be set at the market price of the Company's Common Stock at the closing of the Bridge Financing transaction, any Additional Issuance for a per share consideration below the Conversion Rate will, as a result of the adjustment provision of the Conversion Rate, reduce the amount of the Conversion Rate to below market value and, consequently, reduce the applicable Exercise Price of the Warrants to below market value. In addition, as the Conversion Rate is adjusted downward the number of shares of common stock issuable upon conversion of the Notes increases such that, the potential exists that the Notes and Warrants issued in connection with the Bridge Financing would be convertible and exercisable, as the case may be, at a rate below the market price of the Common Stock on the closing of the Bridge Financing for an aggregate number of shares of Common Stock equal to 20% or more of the Company's outstanding Common Stock prior to the Bridge Financing transaction. The Company, therefore has submitted this Proposal for shareholder approval in accordance with Marketplace Rule 4350(i)(1)(D)(ii).

            In addition, the Company is subject to Marketplace Rule 4350(i)(1)(A) which requires that a company listed on NASDAQ obtain shareholder approval of an arrangement made pursuant to which stock in excess of the lesser of (a) 1% of the number of shares of such company's currently outstanding common stock, (b) 1% of the outstanding voting power of the company, or (c) 25,000 shares will be acquired by officers or directors (other than with respect to warrants or rights generally issued to shareholders of the Company and broad based plans). To the extent that a NASDAQ listed company does not obtain shareholder approval to such an arrangement and otherwise proceeds with such an arrangement, that company may be subject to the delisting of its securities from NASDAQ.

            Based upon discussions among the parties, they Fleming Funds have indicated their intention to purchase up to an aggregate of $750,000 principal amount of the Notes. Additionally, several of the Company's officers and directors are expected to purchase up to an aggregate of $400,000 principal amount of Notes in the Bridge Financing. Assuming a Conversion Rate of $1.882 (based upon the average of the closing price of the Company's common stock for the five business days prior to the Record Date) such officers and directors would be able to convert the principal amount of their Notes into an aggregate of approximately 212,540 shares of the Company's common stock, exceeding the 25,000 share maximum issuance permitted by Marketplace Rule 4350. Such officers and directors would also be eligible to exercise the Warrants, to be issued as discussed above, into shares of the Company's Common Stock. Although it is the Company's understanding that such Marketplace Rule would otherwise permit, without prior shareholder approval, the private sale of securities such as the proposed Bridge Financing, wherein the securities are deemed to be offered at or above fair market value and the officers or directors are participating on the same terms as other potential investors, the provision in the Notes and the Warrants for adjustment of the Conversion Rate and applicable Exercise Price in the event of an Additional Issuance at a consideration per share below the Conversion Rate and applicable Exercise Price then in effect triggers the application of Marketplace Rule 4350(i)(1)(A) where stock may be issued to officers and directors. Consequently, the Company has submitted this Proposal for shareholder approval.

Required Vote

            Approval by shareholders of this Proposal I requires the affirmative vote of a majority of the votes cast by the holders of the shares of common stock and Preferred A Stock, voting together as one class, present in person or represented by proxy at the Annual Meeting, provided a quorum is present.

Recommendation

            The Board of Directors believes that it is in the best interests of the Company that the shareholders authorize the Company to engage in the Bridge Financing.

            THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL I TO AUTHORIZE THE COMPANY TO ENGAGE IN A BRIDGE FINANCING WITH LENDERS WHICH IS EXPECTED TO INCLUDE CERTAIN OFFICERS AND DIRECTORS OF THE COMPANY.

                                   PROPOSAL II

               TO AMEND THE CERTIFICATE OF INCORPORATION TO REMOVE
               THE PROVISION FROM THE DESIGNATION OF THE SERIES A
                  PREFERRED STOCK RELATING TO THE PROXY GRANTED
                BY THE HOLDERS OF THE SERIES A PREFERRED STOCK IN
                    FAVOR OF CERTAIN OFFICERS OF THE COMPANY

            The Board of Directors of the Company has adopted a resolution declaring the advisability of, and submits to the shareholders for approval, a proposal to authorize an amendment to Section 4(a) of Paragraph 5 of the Certificate of Incorporation of the Company, substantially in the form of Exhibit A attached hereto, to remove the provision in the designation of the Preferred A Stock, relating to the proxy granted by holders of the Preferred A Stock which irrevocably constitutes Kevin J. Zugibe, the Company's Chairman and Chief Executive Officer, and Stephen P. Mandracchia, the Company's Vice President of Operations and Secretary (the "Hudson Officers"), and each of them, with full power to vote in the place and stead of the holders of the Preferred A Stock at all shareholder meetings, that number of the Company's voting shares of all classes held by the holders of the Preferred A Stock as shall exceed twenty-nine (29%) percent of the votes entitled to be cast by all shareholders of the Company (the "Proxy").

Reason for the Proposed Amendment

            As noted above in Proposal I, the Company is in need of additional financing such as the proposed Bridge Financing in order to be able to support its operating activities prior to the end of 2002. Due, however, to the restriction set forth in the Fleming Purchase Agreements with respect to issuances or sales of convertible securities for per share consideration below the Conversion Price then in effect, based upon the Conversion Rate of the Notes to be offered in the Bridge Financing calculated as of the Company's market price on the Record Date, the Company would not be able to proceed with the Bridge Financing without the prior written consent of the Fleming Funds. The Fleming Funds, however, have agreed to consent to the Bridge Financing. As consideration for, among other things, the consent of the Fleming Funds to the Bridge Financing, the Company has determined, at the request of the Fleming Funds, to amend its Certificate of Incorporation to remove the Proxy granted by the holders of the Preferred A Stock in favor of the Hudson Officers.

            Based on the Conversion Price of the Preferred A Stock as of the Record Date, the Fleming Funds may acquire approximately 48% of the outstanding Common Stock after conversion of the Preferred A Stock (and assuming no other conversion of exercise of outstanding options, warrants or other convertible securities). Because the Preferred A Stock votes together with the Common Stock as one class, the Fleming Funds would otherwise have approximately 48% of the voting power, thereby enabling the Fleming Funds to significantly influence the ultimate determination on matters presented for shareholder vote since, in most instances, shareholder approval is obtained upon the affirmative vote of a majority of the voting shares cast at the meeting of shareholders at which a quorum is present. The Proxy contained in the voting provision of the designation of the Preferred A Stock currently acts to transfer approximately nineteen (19%) percent of the voting power held by the Fleming Funds to the officers and directors of the Company.

Necessity for Shareholder Approval

            Because the removal of the provision for the Proxy from the designation of the Preferred A Stock would result in the immediate increase in the percentage of votes entitled to be cast by the Fleming Funds from 29% to approximately 48% of all shares currently eligible to be cast by shareholders of the Company, the removal of the Proxy could be deemed to result in a change of control for NASDAQ purposes and, consequently, shareholder approval of such proposal would be required under NASDAQ's Marketplace Rule 4350.

            In addition to shareholder approval required for an amendment to the Certificate of Incorporation, NASDAQ Marketplace Rule 4350(i)(1)(B) requires that a company listed on NASDAQ obtain shareholder approval prior to the issuance of designated securities where the issuance or potential issuance will result in a change of control of the company. Although the removal of the provision providing for a Proxy granted by the holders of Preferred A Stock in favor of the Hudson Officers may not technically involve an "issuance" of securities, in essence the power to vote an aggregate of approximately 19% of the currently outstanding voting securities would be returned to the Fleming Funds, which would result in the Fleming Funds holding approximately 48% of the voting securities of the Company. As this could be deemed a change of control of the Company, the Company has submitted the proposal to amend the Certificate of Incorporation to remove the Proxy from the designation of the Preferred A Stock for shareholder approval.

Required Vote

            Approval by the shareholders of this amendment to the Company's Certificate of Incorporation will require the affirmative vote of a majority of shares of common stock and Preferred A Stock, voting together as one class, outstanding as of the Record Date.

            It is anticipated that, because the Fleming Funds, as sole holder of the Preferred A Stock, have a substantial interest in the amendment of the Certificate of Incorporation to remove the Proxy, NASDAQ will not allow the Preferred A Stock to be counted in determining shareholder approval required by Rule 4350(i)(1)(B) with respect to the potential change in control of the Company. Consequently, shareholder approval of this Proposal II for NASDAQ purposes will also require the affirmative vote of the majority of shares of Common Stock voted at the Annual Meeting, provided a quorum is present.

Recommendation

            The Board of Directors believes that it is in the best interests of the Company that the shareholders authorize the amendment to the Certificate of Incorporation to remove the provision providing for a proxy from the designation of the Preferred A Stock.

            THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL II TO AUTHORIZE THE COMPANY TO AMEND ITS CERTIFICATE OF INCORPORATION TO REMOVE THE PROVISION IN THE DESIGNATION OF PREFERRED A STOCK PROVIDING FOR A PROXY IN FAVOR OF CERTAIN HUDSON OFFICERS.

                                  PROPOSAL III

                    TO AMEND THE CERTIFICATE OF INCORPORATION
                   TO REMOVE THE CONVERSION PRICE RESTRICTION
              FROM THE DESIGNATION OF THE SERIES A PREFERRED STOCK

            The Board of Directors of the Company has adopted a resolution declaring the advisability of, and submits to the shareholders for approval, a proposal to authorize an amendment to Section 5(d)(ii) of paragraph 5 of the Company's Certificate of Incorporation, substantially in the form of Exhibit A attached hereto, to remove the provision in the designation of Preferred A Stock that establishes a Conversion Price Floor of not less than $1.78 per common share (the weighted average market price of the Common Stock of the Company at the time the Preferred A Stock was issued) with respect to the adjustment of the Conversion Price of the Preferred A Stock in the event of an Additional Issuance by the Company for consideration per share less than the Conversion Price in effect immediately prior to such Additional Issuance by the Company.

Reason for the Proposed Amendment

            As noted above in Proposal I, the Company is in need of additional financing such as the proposed Bridge Financing in order to be able to support its operating activities prior to the end of 2002. Due, however, to the restriction set forth in the Fleming Purchase Agreements with respect to the issuances or sales of convertible securities for per share consideration below the Conversion Price then in effect, based upon the Conversion Rate of the Notes to be offered in the Bridge Financing calculated as of the Company's market price on the Record Date, the Company would not be able to proceed with the Bridge Financing without the prior written consent of the Fleming Funds. The Fleming Funds, however, have agreed to consent to the Bridge Financing. As consideration for, among other things, the consent of the Fleming Funds to the Bridge Financing, the Company has determined, at the request of the Fleming Funds, to amend its Certificate of Incorporation to remove the Conversion Price Floor from the designation of the Preferred A Stock.

            The Company is subject to NASDAQ Marketplace Rule 4351 which restricts the disparate reduction or restriction of the voting rights of existing shareholders of common stock registered under Section 12 of the Securities Exchange Act of 1934, through any corporate action or issuance. The holders of the Preferred A Stock vote together with the Common Stock as one class based upon the number of shares of Common Stock into which the Preferred A Stock is convertible at the Conversion Price then in effect. Following the removal of the Conversion Price Floor, the Conversion Price, upon an event causing a subsequent downward adjustment, could be adjusted to a price well below the Conversion Price Floor. The number of shares of Common Stock into which the Preferred A Stock is convertible would increase as would the votes held by the holders of Preferred A Stock. As NASDAQ would most likely view the resulting unlimited downward adjustment of the Preferred A Stock as a disparate reduction or restriction to the holders of the Company's Common Stock, the Company will maintain a floor on the Conversion Price of the Preferred A Stock solely as it relates to the voting rights of such shares. Consequently, for calculating the number of shares of Common Stock into which a share of Preferred A Stock is convertible for purposes of determining the votes held by such share of Preferred A Stock, the Conversion Price shall be the higher of (a) the Conversion Price then in effect, or (b) $1.78 (the "Disparate Voting Limitation").

Necessity For Shareholder Approval

            In addition to shareholder approval for an amendment to the Certificate of Incorporation to remove the Conversion Price Floor, NASD Marketplace Rule 4350(i)(1)(D)(ii) requires that a company listed on NASDAQ obtain shareholder approval prior to a transaction (other than a public offering) involving the issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before such issuance for less than the greater of book or market value of the stock.

            The removal of the Conversion Price Floor would allow for the downward adjustment of the Conversion Price of the Preferred A Stock to a price below the Conversion Price Floor. The Conversion Price Floor is in place because the initial issuance of the Preferred A Stock was in excess of 20% of the outstanding shares of Common Stock at that time and the Conversion Price Floor was the weighted average market price of the Common Stock at the time the Preferred A Stock was issued (the "Preferred Stock Market Price"). As the Company believed that shareholder approval for the initial issuance of the Preferred A Stock was not deemed to be required, the Company did not obtain shareholder approval for such initial issuance of the Preferred A Stock. Accordingly, the removal of the Conversion Price Floor could permit the Conversion Price to fall below the Preferred Share Market Price. As this may be deemed an issuance or potential issuance of common stock equal to 20% or more of the common stock outstanding before the issuance of the Preferred A Stock for less than the greater of book or market value of the Common Stock at such issuance, the proposal to amend the Company's Certificate of Incorporation to remove the Conversion Price Floor from the designation of the Preferred A Stock has been submitted for shareholder approval.

            The Fleming Funds have agreed to waive the anti-dilution adjustment of the Conversion Price of the Preferred A Stock with respect to the issuance of the Notes at a Conversion Rate below the Conversion Price of the Preferred A Stock at the time of the closing of the Bridge Financing. Such waiver, however, will not cover anti-dilution adjustment to the Conversion Price of the Preferred A Stock resulting from the conversion of the Notes for the underlying shares of Common Stock. The Fleming Funds have also agreed to waive the anti-dilution adjustment of the Conversion Price of the Preferred A Stock with respect to the Company's obligation to issue the Warrants, such waiver to be in effect up to, but not including, the exercise of such Warrants. It is currently anticipated that the prospective purchasers of the Notes in the Bridge Financing, including the Fleming Funds, will agree to a lock-up from converting their Notes until the earlier of (a) one year from the closing of the Bridge Financing or (b) the consummation by the Company of an equity financing for consideration of not less than $2.0 million dollars.

Required Vote

            Approval by the shareholders of an amendment to the Certificate of Incorporation will require the affirmative vote of a majority of shares of Common Stock and Preferred A Stock, voting together as one class, outstanding as of the Record Date.

            It is anticipated that, because the Fleming Funds, as sole holder of the Preferred A Stock, have a substantial interest in the amendment of the Certificate of Incorporation to remove the Conversion Price Restriction, NASDAQ will not allow the Preferred A Stock to be counted in determining shareholder approval required by Rule 4350(i)(1)(D)(ii) with respect to the potential issuance of in excess of 20% of the outstanding common stock below the greater of book or market value. Consequently, shareholder approval of this Proposal III for NASDAQ purposes will also require the affirmative vote of the majority of shares of Common Stock voted at the Annual Meeting, provided a quorum is present.

Recommendation

            The Board of Directors believes that it is in the best interests of the Company that the shareholders authorize the amendment to the Certificate of Incorporation to remove the Conversion Price Restriction from the designation of the Preferred A Stock.

            THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL III TO AUTHORIZE THE COMPANY TO AMEND ITS CERTIFICATE OF INCORPORATION TO REMOVE THE CONVERSION PRICE RESTRICTION FROM THE DESIGNATION OF PREFERRED A STOCK.

                                   PROPOSAL IV

                       TO AUTHORIZE THE BOARD OF DIRECTORS
               TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
                 TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
            COMMON STOCK FROM 20,000,000 SHARES TO 50,000,000 SHARES

            The Board of Directors has adopted a resolution approving and recommending to the Company's shareholders, for their approval, the authorization for the Board, in its discretion, to amend the Certificate of Incorporation of the Company, substantially in the form of Exhibit A attached hereto, to provide for an increase in the authorized number of shares of Common Stock of the Company from 20,000,000 shares to 50,000,000 shares.

            As of the Record Date there were 5,165,020 shares of the Company's Common Stock issued and outstanding and options, warrants and other convertible securities outstanding (whether or not currently exercisable), other than the Preferred A Stock, to acquire approximately 2,165,229 shares of Common Stock. In addition, as of the Record Date, an aggregate of 112,618 Preferred A Stock were issued and outstanding, which if converted in full, together with any accrued dividends thereon, based upon the current Conversion Price would result in the issuance of an aggregate of approximately 4,741,810 shares of Common Stock. Moreover, if the shareholders approve Proposal I above authorizing the Company to enter into the Bridge Financing, the Notes to be issued by the Company will be eligible for immediate conversion into shares of Common Stock based upon the average of the closing price of the Company's common stock as reported on the NASDAQ Small Cap Market for the five business days prior to the closing date of the Bridge Financing. The Notes to be issued by the Company as well as the Preferred A Stock, to the extent that the shareholders approve Proposal III above authorizing the Company to amend its Certificate of Incorporation to remove the Conversion Price Restriction from the designation of the Preferred A Stock, will each provide for full adjustment of their respective conversion rate in the event of an Additional Issuance by the Company at a per share price below their respective conversion rate then in effect. In such cases, the number of shares of common stock issuable upon conversion of the Notes and Preferred A Stock will be proportionately increased.

            Finally, the Company is contemplating a proposed public offering (the "Public Rights Offering") that will give holders of its Common Stock the right (the "Stock Purchase Rights") to purchase additional shares of Common Stock based upon a ratio of Stock Purchase Rights to outstanding shares of Common Stock to be determined by the Company. The Company anticipates the aggregate proceeds of such Public Rights Offering to be within a range of $2,000,000 to $5,000,000 with the exercise price of the Stock Purchase Rights to be offered at a discount to market at a price to be determined by the Company.

Reason for the Proposed Amendment

            The Company believes that, in addition to the authorized but unissued shares reserved for issuance in the event of the exercise and/or conversion, as the case may be, of currently outstanding options and warrants as well as options available for future grant under the Company's stock option plans, it would have sufficient authorized shares of Common Stock to cover the conversion of the currently outstanding Preferred A Stock at the Conversion Price currently in effect, the conversion of the Notes contemplated to be issued in the Bridge Financing at a Conversion Rate based upon the market price of its common stock as of the Record Date and the exercise of Stock Purchase Rights issued at the high end of the range in the proposed Public Rights Offering. The Company, however, may not have a sufficient number of shares of authorized Common Stock to issue in the event of the conversion or exercise of the Notes and/or the Preferred A Stock, or for other purposes, subsequent to a downward adjustment of the respective conversion rate of the Notes and Preferred A Stock.

            The additional authorized but unissued shares of Common Stock may also be available to, among other things, raise capital in the future, finance future acquisitions, retire debt or compensate employees. Although such additional authorized shares may be used for anti-takeover purposes, the Company does not anticipate such use in the immediate future. Additionally, the Company currently has no plans, arrangements or understandings regarding future issuances of Common Stock except in connection with the Company's stock option plans, the Preferred A Stock and, to the extent that Proposal I authorizing the Bridge Financing is approved by the shareholders, the Notes and Warrants. The Company, however is contemplating the Public Rights Offering discussed above.

            Once authorized, the additional shares of Common Stock may be issued with approval of the Board of Directors but without further approval of the shareholders unless shareholder approval is required by applicable law, rule or regulation. Accordingly, this solicitation may be the only opportunity for the Company's shareholders to approve certain financings, acquisitions, benefit plans, recapitalizations and other corporate transaction to be undertaken by the Company.

            None of the Company's Common Stock has any preemptive rights. The Preferred A Stock, in order to enable the holders thereof to maintain their fully diluted percentage ownership of the Company, have preemptive rights to purchase capital stock issued by the Company, including warrants or securities convertible into capital stock, except for (a) pro rata dividends issued to all holders of the Common Stock, (b) stock issued to employees, officers and directors in connection with stock options or incentive plans approved by the Board of Directors, (c) stock issued in connection with any merger, acquisition or business combination, or (d) stock issued for consideration aggregating less than $500,000 in any single transaction provided that all such transactions, in the aggregate, do not exceed $1,000,000. Such preemptive rights terminate upon the conversion or redemption of the Preferred A Stock, as the case may be.

Required Vote

            To be approved by the shareholders, this Proposal IV requires the affirmative vote of a majority of shares of common stock and Preferred A Stock, voting together as one class, outstanding as of the Record Date.

Recommendation

            The Board of Directors believes that it is in the best interests of the Company that the shareholders authorize the Board of Directors, in their discretion, to amend the Certificate of Incorporation to increase the number of authorized shares of common stock from 20,000,000 shares to 50,000,000 shares.

            THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL IV TO AUTHORIZE THE BOARD OF DIRECTORS, IN THEIR DISCRETION, TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 20,000,000 SHARES TO 50,000,000 SHARES.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

            BDO Seidman, LLP has audited and reported upon the consolidated financial statements of the Company for Fiscal 2001 and has been selected by the Board of Directors to examine and report upon the financial statements of the Company for the fiscal year ending December 31, 2002. A representative of BDO Seidman, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Audit Fees

            The aggregate fees billed by BDO Seidman, LLP for professional services rendered for the audit of the Company's annual financial statements for Fiscal 2001 and the reviews of the financial statements included in the Company's Form 10-QSB's for Fiscal 2001 totaled $91,536.

Financial Information Systems Design And Implementation Fees

            There were no fees billed to the Company by BDO Seidman, LLP for professional services related to financial information systems design and implementation by BDO Seidman, LLP for Fiscal 2001.

All Other Fees

            There were no fees billed for services rendered by BDO Seidman, LLP, other than for audit and information technology services, described in the preceding two paragraphs.

            The Audit Committee has considered whether the provision of services covered in the preceding two paragraphs is compatible with maintaining BDO Seidman, LLP's independence.

                              SHAREHOLDER PROPOSALS

            Shareholders who wish to present proposals appropriate for consideration at the next Annual Meeting of Shareholders must submit the proposal in proper form and in satisfaction of the conditions established by the Securities and Exchange Commission, to the Company at its address set forth on the first page of this proxy statement not later than May 8, 2003 to be considered for inclusion in the Company's proxy statement and form of proxy relating to such annual meeting. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

            After the May 8, 2003 deadline, a shareholder may present a proposal at the Company's next Annual Meeting if it is submitted to the Company's Secretary at the address set forth above no later than July 22, 2003. If timely submitted, the shareholder may present the proposal at the next Annual Meeting but the Company is not obligated to include the proposal in its proxy statement.

                                OTHER INFORMATION

            Proxies for the Annual Meeting will be solicited by mail and through brokerage institutions and all expenses involved, including printing and postage, will be paid by the Company.


            THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2001 IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT. A COPY OF SUCH ANNUAL REPORT ON FORM 10-KSB IS BEING FURNISHED HEREWITH TO EACH SHAREHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON THE RECORD DATE.

            THE COMPANY'S QUARTERLY REPORT ON FORM 10-QSB FOR THE QUARTER ENDED JUNE 30, 2002 IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT. A COPY OF SUCH QUARTERLY REPORT ON FORM 10-QSB IS BEING FURNISHED HEREWITH TO EACH SHAREHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON THE RECORD DATE.

            COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2001 AND QUARTERLY REPORT ON FORM 10-QSB FOR THE QUARTER ENDED JUNE 30, 2002 ARE ALSO AVAILABLE UPON WRITTEN REQUEST TO THE COMPANY AT THE ADDRESS SET FORTH BELOW. EXHIBITS TO THE ANNUAL REPORT ON FORM 10-KSB WILL BE PROVIDED FOR A NOMINAL CHARGE TO SHAREHOLDERS WHO MAKE A WRITTEN REQUEST TO THE COMPANY AT THE FOLLOWING ADDRESS:


                            HUDSON TECHNOLOGIES, INC.
                            275 NORTH MIDDLETOWN ROAD
                           PEARL RIVER, NEW YORK 10965
                  ATTENTION: STEPHEN P. MANDRACCHIA, SECRETARY

            The Board is not aware of any other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to shareholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the proxy included herewith to vote such proxy in accordance with their judgment.

                                          By Order of the Board of Directors


                                          Kevin J. Zugibe, P.E.
                                          Chairman of the Board

September __, 2002

PRELIMINARY COPIES
                            HUDSON TECHNOLOGIES, INC.
                            275 North Middletown Road
                           Pearl River, New York 10965

     PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD SEPTEMBER 30, 2002
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            The undersigned hereby appoints KEVIN J. ZUGIBE and STEPHEN P. MANDRACCHIA, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Shareholders of Hudson Technologies, Inc. (the "Company") on Monday, September 30, 2002, at the Pearl River Hilton, 500 Veterans Memorial Highway, Pearl River, New York 10965 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

1.    ELECTION OF DIRECTORS:

      |_| FOR all nominees listed below              |_| WITHHOLD AUTHORITY
          (except as marked to the contrary below).      to vote for all
                                                         nominees listed below.

      Kevin J. Zugibe, Dominic J. Monetta, Harry C. Schell and Robert M. Zech.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

--------------------------------------------------------------------------------
                                    (Continued and to be signed on reverse side)

2. Authorization for the Company to engage in a bridge financing transaction with lenders which are expected to include certain officers and directors of the Company.

          |_|For            |_|Against                 |_|Abstain

3. Approval of an amendment to the Company's Certificate of Incorporation to remove the provision in the designation of the Series A Preferred A Stock relating to a proxy granted by the holders of the Series A Preferred Stock in favor of certain officers of the Company.

          |_|For            |_|Against                 |_|Abstain

4. Approval of an amendment to the Company's Certificate of Incorporation to remove the Conversion Price Floor from the designation of the Series A Preferred Stock.

          |_|For            |_|Against                 |_|Abstain

5. Approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock.

          |_|For            |_|Against                 |_|Abstain

6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED ABOVE.

                                             DATED:___________, 2002

                                             Please sign exactly as name appears
                                             hereon. When shares are held by
                                             joint tenants, both should sign.
                                             When signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give full title as such. If
                                             a corporation, please sign in full
                                             corporate name by President or
                                             other authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.


-------------------------------------
Signature


-------------------------------------
Signature if held jointly

 Please mark, sign, date and return this proxy card promptly using the enclosed envelope.

                                    EXHIBIT A

                              FORM OF AMENDMENT TO

                                       THE

                          CERTIFICATE OF INCORPORATION

            The first paragraph of Article 5 of the Certificate of Incorporation, which refers to the authorized shares of the corporation, is hereby amended to read as follows:

            "(5). The total number of shares of capital stock which the Company shall have authority to issue is Fifty-Five Million (55,000,000) shares, of which Fifty Million (50,000,000) shares shall be Common Stock, par value $.01 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $.01 per share."

            The Certificate of Incorporation is amended as authorized by Section 801 of the Business Corporation Law to change the provisions of the Series A Preferred Stock relating to Voting and to adjustment of the Conversion Price.

            To effectuate the foregoing:

                  (a) Section 4(a) is deleted in its entirety and a new Section 4(a) is hereby inserted in lieu and instead thereof to read as follows:

                        "(a) General. In addition to any voting rights provided in the Corporation's Certificate of Incorporation or by law, the Series A Preferred Stock shall vote together with the Common Stock as a single class on all actions to be voted on by the stockholders of the Corporation. Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A Preferred Stock is then convertible; provided, however, that, notwithstanding any other provision to the contrary herein, as the same relates solely to the voting rights of the Series A Preferred Stock as set forth in this Section 4, in determining the number of votes per share of Series A Preferred Stock, the Conversion Price shall be the higher at (a) the Conversion Price then in effect, or (b) $1.78. The holders of Series A Preferred Stock shall be entitled to notice of any stockholder's meeting in accordance with the By-Laws of the Corporation."

                  (b) Section 5(d)(ii) is deleted in its entirety and a new
Section 5(d)(ii) is hereby inserted in lieu and instead thereof to read as follows:

                        "(ii) Issuance of Additional Shares of Stock. If the Corporation shall (except as hereinafter provided) issue or sell Additional Shares of Stock in exchange for consideration in an amount per Additional Share of Stock less than the Conversion Price in effect immediately prior to such issuance or sale of Additional Shares of Stock, then the Conversion Price as to the Common Stock into which the Series A Preferred Stock is convertible immediately prior to such adjustment shall be adjusted to equal the consideration paid per Additional Share of Stock. The provisions of this Section 5(d)(ii) shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided under Section 5(d)(i) or which are dividends or distributions received by the holders of the Series A Preferred Stock pursuant to Section 2(b) hereof."